Exhibit 6.78.2

Alaris Homes

ALARIS HOMES **Selection Sheet/Blank Addendum**

Addendum to: _____ Selection Sheet x____Purchase Agreement

RE: Lot # 237 Subdivision: Wynterhall

Dated 02/18/2026 between Seller, Alaris Homes and Buyer(s)

Buyer(s) and Seller do hereby agree to amend the above, checked as provided hereinafter. Except as specifically modified herein, the Purchase Agreement shall remain in full force and effect. The Addendum will be of no affect until signed below by an authorized Officer of the Seller.

Option

Seller agrees to a seller credit, at closing, to be shown on the closing statement in the amount of $7,500.

Buyer Signature: Jeff Talbert on behalf of Arrived Fund Manager, LLC and/or assigns dotloop verified 02/18/26 3:09 PM PST QSDO-SAEU-QWS0-XUBO Date: ______________

Buyer Signature: ____ Date: ______________

Accepted by Alaris Homes Inc.:

____ Date: ______________